Ex 10.66

TO:   Peter Millones

DATE: February 9, 2001

FROM: Jeff Boyd

Congratulations on your promotion to Acting General Counsel. As a result of your promotion we are pleased to increase your base salary to $200,000 and issue a stock option grant in the amount of 200,000 shares.

Your strike price will be $2.6875 per share, which is based on the NASDAQ close on 2/07/01 (grant date will be 2/08/01). You will vest one-half of your options on August 08, 2001, and the balance monthly thereafter over 18 (eighteen) months for a total two-year vesting schedule. Stock option grants will be posted on our plan administrator's (AST) web site within 60 days of the grant award.

In addition, upon the occurrence of a Change in Control (as such term is defined in the 1999 Omnibus Plan), your options will become fully exercisable and vested on the date that is six (6) months from the date of the Change in Control; provided that you are (a) employed by the Company on the date of the Change in Control and (b) employed by the Company on the date that is six (6) months from the date of the Change in Control. In the event that you are terminated by the Company without Cause (a) in anticipation of a Change of Control, or (b) within six (6) months following a Change in Control, your options will become fully exercisable and vested and will remain exercisable until the date that is six
(6) months after such termination, on which date they shall expire.

We ask that you keep this award confidential since it is part of your total compensation and unique to you.

Please be aware that this is an additional grant and does not affect any option grants that you received earlier or the vesting schedule for those shares. Also the foregoing vesting schedule, including the accelerated vesting in the event of a Change in Control, is different from the vesting schedule provided for in the 1999 Omnibus Plan and, as a result, is subject to the approval of the Compensation Committee.

In addition, the company will provide for severance protection in the event of termination without cause or for good reason as follows:

      If (i) you terminate your employment with the priceline.com Incorporated (the "Company") for Good Reason or (ii) your employment with the Company is terminated by the Company without Cause, you shall be entitled to receive, (A) over a period of twelve (12) months after such termination an amount equal to one (1) times the sum of your Base Salary and target bonus (excluding any retention related incentive), if any, for the year in which such termination occurs (provided, however, in the event that the Base Salary or target bonus, if any, has been decreased in the twelve (12) months prior to the termination, the amount to be used shall be the highest Base Salary and target bonus (excluding any retention related incentive), if any, during such twelve (12) month period);
(B) any Accrued Amounts (as defined below) at the date of termination; (C) any other amounts or benefits owing to you under the then applicable employee benefit, long term incentive or equity plans and programs of the Company, which shall be paid or treated in

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accordance with the terms of such plans and programs; (D) continuation of the benefits (including without limitation to health, life, disability and pension) for twelve (12) months after employment is terminated as if you were an employee of the Company for twelve (12) months, and (E) if a bonus plan is in place, the product of (x) the target annual bonus for the fiscal year of your termination, multiplied by (y) a fraction, the numerator of which is the number of days of the current fiscal year during which you were employed by the Company, and the denominator of which is 365, which bonus shall be paid when bonuses for such period are paid to the other executives.

      A termination for Good Reason means a termination by you by written notice given within ninety (90) days after the occurrence of the Good Reason event, unless such circumstances are fully corrected prior to the date of termination specified in the Notice of Termination for Good Reason (as defined below).

      A "Notice of Termination for Good Reason" shall mean a notice that shall indicate the specific termination provision specified in the definition of Good Reason below relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination for Good Reason. Your failure to set forth in the Notice of Termination for Good Reason any facts or circumstances which contribute to the showing of Good Reason shall not waive any of your rights hereunder or preclude you from asserting such fact or circumstance in enforcing your rights hereunder. The Notice of Termination for Good Reason shall provide for a date of termination not less than ten (10) nor more than sixty (60) days after the date such Notice of Termination for Good Reason is given.

      "Accrued Amounts" shall mean any compensation earned but not yet paid, including and without limitation, any bonus if declared or earned but not yet paid for a completed fiscal year, any amount of Base Salary earned but unpaid, any accrued vacation pay payable pursuant to the Company's policies, and any unreimbursed business expenses.

      "Cause," as used in this Agreement, shall be limited to (i) willful misconduct by you with regard to the Company which has a material adverse effect on the Company; (ii) your willful refusal to attempt to follow the proper written direction of the Board of Directors, the Chief Executive Officer, or the Chief Operating Officer of the Company, provided that the foregoing refusal shall not be "Cause" if you in good faith believe that such direction is illegal, unethical or immoral and promptly so notify the Board, the Chief Executive Officer, or the Chief Operating Officer of the Company (whichever is applicable); (iii) substantial and continuing willful refusal by you to attempt to perform the duties required of you hereunder (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to you by the Board, Chief Executive Officer, or the Chief Operating Officer of the Company which specifically identifies the manner in which it is believed that you have substantially and continually refused to attempt to perform your duties hereunder; or (iv) your being convicted of a felony (other than a felony involving a traffic violation or as a result of vicarious liability). For purposes of this paragraph, no act, or failure to act, on your part shall be considered "willful" unless done or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interests of the Company.

      "Good Reason," as used in this Agreement, shall mean the occurrence or failure to cause the occurrence, as the case may be, without your express written consent, of any of the following circumstances: (i) material demotion (except in connection with the termination of your employment for Cause or as a result of your death, or temporarily as a result of your illness or other absence), (ii) a relocation of the Company's executive office in Connecticut to a location more than thirty-five (35) miles from its current location or more than thirty-five (35) miles further from your residence at the time of relocation; (iii) any material

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breach by the Company of any provision of this Agreement; or (iv) failure of any successor to the Company (whether direct or indirect and whether by merger, acquisition, consolidation or otherwise) to assume in a writing delivered to you upon the assignee becoming such, the obligations of the Company hereunder.

Once again, congratulations on your new role. I am confident that this will be a challenging and rewarding opportunity for you.

Warm regards,


Jeff Boyd